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EXHIBIT 10.11

                                  AMENDMENT TO
                              EMPLOYMENT AGREEMENT

         WHEREAS, Ameritrade Holding Corporation (the "Company") and J. Joe Ricketts (the "Employee") have heretofore entered into an Employment Agreement (the "Agreement"), initially effective as of October 1, 2001;

         WHEREAS, the Company and the Employee desire to further amend the Agreement in certain respects;

         NOW, THEREFORE, the Agreement is amended as follows, all effective as of the date of execution of this Amendment:

         1. By substituting the following for paragraph 2(B)(iii)(a) of the
Agreement:

         "(a) to timely make the payments (annual base salary, annual cash bonus (in the annual amount of the higher of the fiscal year 2002 or fiscal year 2003 annual cash bonus payable to the Employee), annual stock option award (in the amount of options to purchase 390,000 shares of the Company's common stock), insurance benefits, employee assistance program payments and tax payments) called for by Section 5 of this Agreement through the end of the stated Term (without giving effect to any early termination of this Agreement), without set-off, off-set or deduction (other than customary federal, state and city withholding taxes, as applicable), and"

         2. By substituting the following for Section 2(B)(iv) of the Agreement:

                  "(iv) In calculating the accrued cash bonus or accrued stock option award payable to the Employee under this Agreement for any partial fiscal year, (a) the calculation of the accrued cash bonus shall be based upon the annual cash bonus payable to the Employee for the higher of fiscal year 2002 or fiscal year 2003, and (b) the accrued annual stock option award shall be based upon options to purchase 390,000 shares of the Company's common stock."

         3. By deleting the last paragraph of Section 5(B) of the Agreement and adding the following:

         "The Employee and the Company agree that (a) the Employee shall be entitled to receive the grant of a stock option award for fiscal year 2003 with respect to 750,000 shares of common stock of the Company and (b) such amount satisfies the number of options required to be granted to the Employee under this Section 5(B) for fiscal year 2003. The Company agrees to grant such options on the date hereof at an exercise price equal to 100% of the fair market value of a share of the Company's common stock on the date hereof (as determined in accordance with the Ameritrade Holding Corporation 1996 Long-Term Incentive
Plan), which grant will be evidenced by the annexed Stock Option Agreement.

         Notwithstanding anything in this Section 5(B) to the contrary, the Employee shall not be entitled to an annual stock option award for fiscal years of the Term subsequent to fiscal year



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2003 until the Company reinstates the Company's annual stock option award program which existed on October 1, 2001 (the "Old Program") or implements a "New Program" (except that for purposes of Section 2(B)(iii)(a) only, it shall be deemed that this Section 5(B) calls for the Employee to receive annual stock options to purchase 390,000 shares of the Company's common stock). For purposes of this Agreement, a "New Program" shall collectively mean one or more plans, programs or arrangements (formal or informal), including individual grants, which provides after September 26, 2003 equity-based incentive compensation to least one of the other executive officers of the Company (the "Executive Management Team"). A one-time special grant upon and as a result of a person first becoming a member of the Executive Management Team shall be disregarded for purposes of the preceding sentence. The Employee shall be entitled to participate in the Old Program and/or the New Program, as applicable, subject to the reasonable terms of the applicable program (which terms may not discriminate, directly or indirectly, against Employee) and the terms of this Agreement.

         For fiscal years of the Term subsequent to fiscal year 2003, the Company shall have the sole and exclusive discretion to determine the annual cash bonus and annual stock option award (or any New Program award) targets and target levels for the Employee; provided, however, that in determining the Employee's annual cash bonus and annual stock option award (or any New Program award), the Employee shall in all respects be treated reasonably, and equitably and comparably to the other members of the Executive Management Team."

         4. Each of the Company and Employee acknowledges and agrees (and agrees not to claim to the contrary) that (a) neither this Amendment nor the signing of the stock option agreements by each party in connection with the stock option awards granted or to be granted to the Employee for fiscal years 2001, 2002 and 2003 shall be deemed a waiver by either party of any of its or his rights under the Agreement with respect to the stock option awards granted or to be granted to the Employee for fiscal years 2001, 2002 and 2003, and (b) except as specifically provided in this Amendment, the terms and conditions of the Agreement, including the Employee's rights thereunder, shall continue in full force and effect.

         5. For the avoidance of doubt, if, with respect to any termination of the Agreement pursuant to Section 2(B)(iii) or 2(C) thereof, the Committee (as defined in the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan (the "LTIP")) and/or the Company determines not to permit any stock options granted now or hereafter to Employee to (a) continue vesting after the date of such termination, or (b) remain exercisable after the date of such termination, in either case to the extent such options would have continued to vest or remain exercisable, as applicable, in accordance with their terms (without regard to any provision under any applicable agreement entitling the Company and/or the Committee to determine whether any such continued vesting or exercisability after the two-year anniversary of such termination date is required by Section 2(B)(iii) or 2(C) of the Agreement, as applicable) but for termination of the Agreement pursuant to Section 2(B)(iii) or 2(C) thereof, as applicable, then in each such case the Employee shall be entitled to losses and damages, if any, in accordance with Section 2(B)(iii) or Section 2(C) of the Agreement, as applicable.



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         6. For the avoidance of doubt, without the prior written consent of
Employee, the Company may not amend any existing option agreement entered into by and between the Company and Employee prior to or on the date of this Amendment, including without limitation the annexed Stock Option Agreement. Further, any option agreement (or New Program award agreement) entered into by and between the Company and Employee after the date of this Amendment shall effectively provide that any amendment thereto shall not be effective without Employee's prior written consent. Any amendment to any option agreement shall also be subject to the consent of the Committee (as defined in the LTIP or any New Program, as applicable).



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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment on this 5th day of August, 2004.

                                      Ameritrade Holding Corporation

                                      By: /s/ Ellen Koplow
                                          --------------------------------------
                                              Name:  /s/ Ellen Koplow
                                                     ---------------------------
                                              Title: /s/ EVP and General Counsel
                                                     ---------------------------


                                              J. Joe Ricketts

                                              /s/ John Joe Ricketts
                                              ----------------------------------
                                              J. Joe Ricketts